EXHIBIT 99.1

America’s Car-Mart Announces New Appointment to Board of Directors

ROGERS, Arkansas , March 19, 2021 (GLOBE NEWSWIRE) -- America’s Car-Mart, Inc. (NASDAQ: CRMT) announced today that it has appointed Dawn C. Morris to its Board of Directors, effective April 1, 2021. The appointment of Ms. Morris fills the vacancy resulting from the previous retirement of Jim von Gremp from the Board of Directors in August 2020.

“Dawn brings expertise transforming organizations through digital and customer centric strategies which will add great value as we continue to implement and improve our digital presence and customer experience strategy,” said Jeff Williams, President and CEO.  “We are pleased to welcome her to our board and look forward to benefitting from her insight.”

Ms. Morris was formerly the Chief Digital and Marketing Officer at First Horizon Corporation (NYSE: FHN), where she was responsible for enterprise-wide marketing strategies, including digital banking and customer experience. Ms. Morris started her career as an Army officer at Fort Bragg, NC after graduating from the United States Military Academy at West Point. In 2002, Ms. Morris joined RBC Bank and served in roles ranging from sales leadership to corporate strategy. In 2010, she joined RBS Citizens Financial Group as Senior Vice President and had responsibility for Business Banking Product Management and later Customer Segment and Product Marketing. In 2014, Ms. Morris joined Webster Bank, N.A., bank subsidiary of Webster Financial Corporation (NYSE: WBS), as Executive Vice President and Chief Marketing Officer, where she was responsible for transforming and building the bank’s marketing function. She has served on numerous boards including Marketing EDGE, a national non-profit for marketing leadership, the Girls Scouts of Connecticut and Massachusetts, and as co-chair with the Governor of Connecticut on the Governor’s Prevention Partnership. A recognized marketing and digital expert, she often speaks about marketing and customer strategy at conferences worldwide.

About America's Car-Mart

America’s Car-Mart operates automotive dealerships in twelve states and is one of the largest publicly-held automotive retailers in the United States focused exclusively on the “Integrated Auto Sales and Finance” segment of the used car market.  The Company specializes in the sale of quality, pre-owned vehicles, and features flexible used car financing options for customers with bad credit, no credit, repossessions or even past bankruptcy and emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in smaller cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers.  For more information about America’s Car-Mart, including investor presentations, please visit our website at www.car-mart.com.

Contacts:Jeff Williams, CEO at (479) 464-9944 or Vickie Judy, CFO at (479) 418-9944